[TASTYKAKE LOGO]                                                    NEWS RELEASE
--------------------------------------------------------------------------------

For:
Tasty Baking Company
For More Information:
Mary C. Borneman                                    David S. Marberger
Manager of Investor Relations                       Chief Financial Officer
215-221-8537                                        215-221-8500
mary.borneman@tastykake.com


FOR IMMEDIATE RELEASE


            TASTY BAKING COMPANY SHAREHOLDERS ELECT BOARD MEMBERS AT ANNUAL MEETING; COMPANY DECLARES REGULAR QUARTERLY CASH
                                    DIVIDEND

              James C. Hellauer and James E. Nevels Newly Elected
                         to Tasty's Board of Directors

Philadelphia, Pennsylvania, May 12, 2005 - Tasty Baking Company (NYSE: TBC) announced that shareholders approved the company's nominees to its Board of Directors at its annual meeting of shareholders on May 12, 2005. The following directors were elected for the first time for a term expiring in 2008:

     o James C. Hellauer, 66, is the Executive Director of the Colmen Group, a consulting company which provides management services to middle market companies. Hellauer is also a director of PMA Capital Corporation, a property and casualty holding company.

     o James E. Nevels, 53, is the Chairman of The Swarthmore Group, an independent registered investment advisor. Nevels is also Chairman of the Philadelphia School Reform Commission, which has been charged with overseeing the turnaround of the Philadelphia School System. He also currently serves as a member of the Board of Berea College, the Board of Directors of the Association of Governing Boards and Colleges and Universities; the Board of Visitors, Temple University-Fox School of Business and Management; and the Board of Overseers of the University of Pennsylvania Law School. Last year Nevels was appointed to serve on the Advisory Committee to the Pension Benefit Guaranty Corporation.

Reelected at the meeting was Fred C. Aldridge, 72, who has served on the Tasty Board since 1981. Retired as a partner from the Philadelphia law firm of Stradley, Ronon, Stevens & Young, LLP, Aldridge is President of The Grace S. and
W. Linton Nelson Foundation, a charitable foundation, and Vice President/Special Counsel to the Independent Trustees/Directors of each of the Funds in the Delaware Investments Family of Funds.

Hellauer, Nevels and Aldridge join the following Directors:

     o James E. Ksansnak, Chairman of Tasty Baking Company and retired Vice Chairman and Chief Financial Officer of ARAMARK.

     o    Ronald J. Kozich, retired Managing Partner of Ernst & Young.



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     o    Charles P. Pizzi, President and Chief Executive Officer of Tasty
          Baking Company.

     o    Judith M. von Seldeneck, Chairman of Diversified Search, Inc.

     o David J. West, Senior Vice President and Chief Financial Officer of Hershey Foods Corp.

Commenting on Hellauer's and Nevel's election, James Ksansnak, Chairman of the Board of Directors of Tasty Baking Company, said, "We look forward to having James Hellauer and James Nevels on our Board as both individuals have a deep understanding of the pillars of our Strategic Transformation Plan and the steps that are required to execute against that plan. They will be joining a Board that has already provided significant insight as we continue our focus to drive long-term shareholder value. "

Philip J. Baur, Jr., whose term expired in 2007, was elected Director Emeritus by the Board following his announcement to retire. Mr. Baur served on the Board of Directors since 1954 and held various positions with the Company, including Chairman of the Board. Upon his retirement, the Board will now be composed of eight members, not including the Director Emeritus position.

At the meeting, shareholders also ratified the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005. A proposal to amend the Company's 2003 Long Term Incentive Plan to increase the number of shares available for grants under this Plan was not approved by the shareholders.

Tasty Baking Company also announced that its Board of Directors, at its meeting on May 12, 2005, declared a regular quarterly cash dividend of $0.05 per share on all outstanding shares of common stock. The dividend is payable June 1, 2005, to shareholders of record as of the close of business on May 20, 2005.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NYSE: TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

                                      # # #

"Safe Harbor Statement" Under the Private Securities Litigation Reform
Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors.